Exhibit (a)(1)(z)
Boston Scientific
Stock Option Exchange Program
Form of E-mail To Be Distributed to Employees in Belgium via Email on May 22, 2007
DATE:	May 22, 2007
TO:	[Employees located in Belgium]
FROM:	Dan Bird, Director of Corporate Compensation
RE:	Additional Information about the Stock Option Exchange Program
As Jim Tobin and Lucia Quinn recently announced, Boston Scientific is launching the Stock Option Exchange Program for eligible employees effective today, Tuesday, May 22, 2007. For Belgium tax purposes, all references to “exchange” in the various documents and materials are intended to reference “cancel”, and an exchange of eligible stock options for deferred stock units as described in the program is intended to be a cancellation of eligible stock options and the grant of new deferred stock units.
Earlier today, you should have received an email with a personal identification number (PIN) so that you may make an election on the Stock Option Exchange Program Portal if you choose to participate.
You will also be receiving information about the program through the mail. This information provides additional documentation about local tax requirements.
The program offer is scheduled to expire at 11:59 p.m. Eastern Daylight time on Monday, June 18, 2007. Please carefully read all information about the program. You will be able to make your election to participate in the exchange program on the Stock Option Exchange Program Portal at http://www.corp-action.net/Bostonscientific/.
If you have questions, please call Mellon Investor Services (“Mellon”) at 201-680-6670.
Sincerely,
Dan Bird

OFFER TO CANCEL CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW DEFERRED STOCK UNITS
DATED MAY 22, 2007
IMPORTANT NOTICE – EMPLOYEES IN BELGIUM
In connection with Boston Scientific’s Offer to Exchange dated May 22, 2007, various documents and materials related to the offer make reference to an exchange of eligible stock options for deferred stock units. For Belgian tax purposes, you acknowledge and understand that any exchange of eligible stock options for deferred stock units is intended to be a cancellation of eligible stock options and the grant of new deferred stock units.
*     *     *     *     *

OFFER TO CANCEL CERTAIN OUTSTANDING STOCK OPTIONS
FOR DEFERRED STOCK UNITS
DATED MAY 22, 2007
ELECTION FORM – EMPLOYEES IN BELGIUM
Please read this Election Form carefully. To properly elect to cancel your eligible options, Mellon Investor Services (“Mellon”) must receive your Election Form before 11:59 p.m., Eastern Daylight Savings Time, on the expiration date, which is currently June 18, 2007.
You are not required to return this Election Form if you do not wish to participate in the offer. However, if Mellon does not receive an Election Form before 11:59 p.m., Eastern Daylight Savings Time, on the expiration date, which is currently June 18, 2007, we will interpret this as your election not to participate in the offer, and you will retain all of your outstanding options with their current terms and conditions.
You must send a properly executed Election Form via regular mail, overnight courier or hand delivery using the following contact information:
Via Regular Mail, Overnight Courier or Hand Delivery:
Mellon Investor Services
480 Washington Boulevard
attn: Kathleen Tyburczy, AIM# 074-2510
Jersey City, NJ 07310
Your acceptance of our offer will be effective as of the date Mellon initially receives your Election Form by the method described above. While not a condition to your election, Boston Scientific asks that you make a copy for your own files. It is your responsibility to ensure that your election is received by Mellon by the deadline.
You do not need to return your stock option agreement(s) in order to effectively elect to accept this offer.
You may confirm that your documents have been received by calling Mellon in the United States at 1-800-718-2943 or internationally at 201-680-6670. Mellon will confirm receipt of your Election Form within five business days after the expiration of the offer. If you do not receive confirmation of our receipt, it is your responsibility to ensure that Mellon has properly received your election.
If you think the information regarding your eligible options set forth on the https://www.corp-action.net/Bostonscientific/ is incorrect, or if you have any questions about the offer, please telephone Mellon.
*     *     *

From:

ID:

To: Boston Scientific Corporation
I have received the Offer to Exchange dated May 22, 2007, this Election Form and have access via https://www.corp-action.net/Bostonscientific/ to the form of Deferred Stock Unit Award (the “Award”) and the 2000 Long Term Incentive Plan and 2003 Long Term Incentive Plan, each as amended (the “Stock Plans”). For Belgian tax purposes, I acknowledge and understand that all references to “Exchange” in the various documents and materials related to this offer are intended to reference “Cancel.”
Boston Scientific has informed me that if I elect to participate in the offer, I will cancel some or all of my outstanding option grants with an exercise price equal to or greater than U.S. $25.00 (“eligible options”) and I will receive certain deferred stock units, or DSUs, as described in the Offer to Exchange, covering a lesser number of shares of Boston Scientific common stock, as set forth in the table contained in Annex A to this Election Form. Boston Scientific has further informed me that each DSU award will be unvested as of its grant date and will have a new vesting schedule. Boston Scientific has advised me that I must continue to provide service to Boston Scientific or one of its subsidiaries through the required vesting periods to become entitled to receive or retain the underlying shares of common stock vesting at the end of each vesting period.
I have reviewed the table of my eligible options on https://www.corp-action.net/Bostonscientific/, and I confirm that I hold the options listed. I have indicated by checking “Accept” and writing my initials next to the eligible options listed in Annex A that I am electing to cancel. By completing, signing and delivering this Election Form, (i) I hereby elect to cancel all of the eligible options I have so indicated, and (ii) to the extent that I have not previously accepted any or all of the eligible options previously granted to me, I hereby agree to the terms and conditions set forth in the applicable stock option agreement previously provided. For each eligible option I have elected to cancel, Boston Scientific has informed me that I will receive, upon the terms and subject to the conditions in the Offer to Exchange and this Election Form (which together constitute the “offer”), an award for the number of Boston Scientific DSUs set forth in the table on the “Eligible Options” page of the “Boston Scientific Employee Stock Option Exchange” website with respect to such eligible option. Boston Scientific has informed me that if I have returned an Election Form in a timely fashion but have not indicated my election by checking either “Accept” or “Decline” in Annex A, that Boston Scientific will be entitled, in its sole discretion, to conclude that I am not participating in the program and I am not canceling any of my eligible options.
If, before the expiration of the offer, I wish to exercise some or all of the eligible options I am electing to cancel, I acknowledge that as a result of exercising such options they will no longer be available for cancelation.
I acknowledge that upon the occurrence of any of the conditions set forth in Part III, Section 7 of the Offer to Exchange, Boston Scientific may terminate or amend the offer and postpone its acceptance and cancelation of any eligible options I elect for cancelation.
I acknowledge that the DSUs will be subject to the terms and conditions set forth in the 2003 Stock Plan and the Award, which will constitute an agreement between Boston Scientific and me. I have reviewed a form of the Award made available on the “Boston Scientific Stock Option Exchange Program” intranet portal website at http: https://www.corp-action.net/Bostonscientific/ . Boston Scientific will send me a final Award (with all the blanks filled in) after the grant date.
I hereby represent and warrant that I have full power and authority to elect to cancel the options canceled hereby and that, when and to the extent such options are accepted for cancelation by Boston Scientific, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by Boston Scientific to be necessary or desirable to complete the cancelation of the options I am electing to cancel.
All authority conferred or agreed to be conferred by this Election Form shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.
By signing this Election Form, I acknowledge that my election to cancel my eligible options pursuant to the procedure(s) described in Part III, Section 4 of the Offer to Exchange and in the instructions to this Election Form will constitute my acceptance of the terms and conditions of the offer. Boston Scientific’s acceptance for cancelation of options offered to be canceled pursuant to the offer will constitute a binding agreement between Boston Scientific and me, upon the terms and subject to the conditions of the Offer to Exchange and this Election Form.
I acknowledge that I expect no financial compensation from the cancelation of my options. I also acknowledge that in order to participate in the offer I must be an eligible employee of Boston Scientific or one of its subsidiaries from the date when I elect to cancel my eligible options through the date when the DSUs are granted and otherwise be eligible to participate under the Stock Plans. I further acknowledge that (i) if I do not remain an eligible employee through the time that the options are accepted for cancelation, I will not receive any DSUs for the options that I elected to cancel but I will keep my options subject to their terms and conditions and (ii) if I do not remain an eligible employee after the options I elect to cancel are accepted for cancelation and before the DSUs vest, I will forfeit both my DSUs and the options I elected to cancel.
I hereby give up all ownership interest in the options that I elect to cancel, and I have been informed that they will become null and void on the date Boston Scientific accepts my options for cancelation. I agree that I will have no further right or entitlement to purchase shares of Boston Scientific’s common stock under the eligible options accepted by Boston Scientific for cancelation or have any other rights or entitlements under such options.
In the event I elect to change my election from “Exchange” to “Do Not Exchange” for any of my option grants, I understand that I will be withdrawing my earlier election to cancel the options previously marked “Exchange” by changing the election to “Do Not Exchange”.
If I withdraw my election either by changing an “Exchange” to a “Do Not Exchange” or by sending in a paper format withdrawal, I understand that I will not receive any deferred stock units for, and will continue to hold, the options withdrawn from the offer, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between Boston Scientific and me.
I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable on the date Boston Scientific accepts my options for cancelation.
I acknowledge that Boston Scientific has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer to cancel.

ANNEX A
OFFER TO CANCEL CERTAIN OUTSTANDING STOCK OPTIONS
FOR DEFERRED STOCK UNITS
DATED MAY 22, 2007
ELECTION FORM – EMPLOYEES IN BELGIUM

Employee Name:

Employee ID:

IMPORTANT: For each of your outstanding eligible options you elect to enter in the table below, please mark “Accept” if you wish to cancel the option for deferred stock units, or mark “Decline” if you do not wish to cancel the option and instead wish to retain the option with its current terms. Please write your initials next to each entry.

Number of
	Outstanding	Exchange	Deferred
Grant Number	Stock Options	Ratio	Stock Units	ACCEPT	DECLINE	Initials

Please note that Boston Scientific will not issue any fractional Deferred Stock Units. The applicable amounts in the column headed “Number of Deferred Stock Units” will be rounded down to the nearest whole number.

Employee Signature	Date and Time

Employee Name Printed	Boston Scientific Office in which Employed

Daytime Telephone Number	Email Address

INSTRUCTIONS AND AGREEMENTS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
EMPLOYEES IN BELGIUM
     1. Delivery of Election Form. Mellon must receive your signed and dated Election Form before the offer expires, which is currently scheduled for 11:59 p.m., Eastern Daylight Savings Time, on June 18, 2007. Any Election Form received after that time will not be accepted.
The method of delivery of any document is at your election and risk. If you choose to submit your election through the website, your election will be effective upon Mellon Investor Services’ (“Mellon”) receipt. Print a copy of the election confirmation page generated on the website for your records. If you choose to submit your election in paper format, your election will be effective only if Mellon receives the paper election before the offer expires. We recommend that you use registered mail with return receipt requested, or another method which can be tracked by the delivery carrier, and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.
We will not accept any alternative, conditional or contingent offers to cancel options. All eligible employees electing to cancel options, by execution of election forms, waive any right to receive any notice of the acceptance of their election to cancel, except as provided for in the offer to cancel.
     2. Withdrawal of Election. Elections to cancel made pursuant to the offer may be withdrawn at any time prior to the expiration of the offer. If the offer is extended by Boston Scientific beyond that time, you may withdraw your election at any time until the extended expiration date of the offer. In addition, although Boston Scientific currently intends to accept your validly tendered options promptly after the expiration of the offer, unless Boston Scientific accepts and cancels your tendered eligible options before 11:59 p.m., Eastern Daylight Savings Time, on July 16, 2007, you may withdraw your tendered options at any time until July 16, 2007. To withdraw your tendered options after the expiration of the offer when the website will become inaccessible, you must deliver notice of your withdrawal with the required information while you still have the right to withdraw the election. Note that any withdrawal will not be honored once Boston Scientific has accepted the offer and canceled the options you have elected to cancel. Withdrawal elections may not be rescinded and any eligible options withdrawn from the offer will thereafter be deemed not properly tendered for purposes of the offer. To re-elect to cancel options that you have withdrawn, you must again follow the procedures described in these instructions to finalize a new election prior to the expiration of the offer.
     3. Signatures on this Election Form. If this Election Form is signed by the option holder, the signature must correspond with the name as written on the face of the stock option agreement(s) to which the options are subject. If your name has been legally changed since your stock option agreement was signed, please submit proof of the legal name change.
If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to us of the authority of that person so to act must be submitted with this Election Form.
     4. Requests for Assistance or Additional Copies. If you have any questions or need assistance, or would like to request additional copies of the Offer to Exchange or this Election Form, please telephone Mellon in the United States at 800-718-2943 or internationally at 201-680-6670. All copies will be furnished promptly at Boston Scientific’s expense. You may also use the above contact information to overnight courier or hand deliver your correspondence to Mellon.

     5. Irregularities. All questions as to the number of options to be accepted for cancelation and the number of deferred stock units to be granted, and any questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any options elected to be canceled will be determined by Boston Scientific in its sole discretion, which determinations shall be final and binding on all interested persons. Boston Scientific reserves the right to reject any or all elections to cancel options that Boston Scientific determines not to be in appropriate form or the acceptance of which may, in the opinion of Boston Scientific’s counsel, be unlawful. Boston Scientific also reserves the right to waive any of the conditions of the offer and any defect or irregularity in any election to cancel options, and Boston Scientific’s interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No election to cancel options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with an election to cancel options must be cured within such time as Boston Scientific shall determine. Neither Boston Scientific nor any other person is or will be obligated to give notice of any defects or irregularities in the election to cancel options, and no person will incur any liability for failure to give any such notice.
     6. Additional Documents to Read. You should be sure to read the Offer to Exchange, this Election Form, the Stock Plan and the form of Award before deciding to participate in the offer.
     7. Important Tax Information. You should consult your own tax advisor and refer to Part III, Section 14 of the Offer to Exchange, which contains important U.S. federal income tax information. If you live or work outside the United States, or are otherwise subject to a tax liability in a foreign jurisdiction, you should refer to Part III, Section 15 and Appendix B to the Offer to Exchange for a discussion of the tax consequences which may apply to you.
     8. Data Privacy. By accepting the offer, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, Boston Scientific and/or any affiliate for the exclusive purpose of implementing, administering and managing your participation in the offer.
You have been advised that your employer, Boston Scientific and/or any affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing Boston Scientific’s stock and other employee benefit plans and this offer (“Data”). You have been advised that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in your country. You have been advised that you may request a list with names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Boston Scientific’s stock and other employee benefit plans and this offer. You have been advised that Data will be held only as long as is necessary to implement, administer and manage your participation in the stock and other employee benefit plans and this offer. You have been advised that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or if you are a resident of certain countries, refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You have been advised that refusing or withdrawing your consent may affect your ability to participate in this offer.

     9. Acknowledgement and Waiver. By accepting this offer, you acknowledge that: (i) the offer is established voluntarily by Boston Scientific, it is discretionary in nature and it may be extended, modified, suspended or terminated by Boston Scientific at any time, as provided in the offer; (ii) the grant of deferred stock units is voluntary and occasional and does not create any contractual or other right to receive future grants of deferred stock units or options, or benefits in lieu of deferred stock units or options, even if deferred stock units or options have been granted repeatedly in the past; (iii) all decisions with respect to future grants under any Boston Scientific stock plan, if any, will be at the sole discretion of Boston Scientific; (iv) your acceptance of the offer will not create a right to employment or be interpreted to form an employment agreement with Boston Scientific, its subsidiaries or its affiliates and will not interfere with the ability of your current employer, if applicable, to terminate your employment relationship at any time with or without cause; (v) your acceptance of the offer is voluntary; (vi) the future value of Boston Scientific’s shares is uncertain and cannot be predicted with certainty; (vii) the offer, the canceled options and the deferred stock units are outside the scope of your employment contract, if any, and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) if you accept the offer and receive an award of deferred stock units and obtain shares of Boston Scientific common stock pursuant to such award, the value of the shares acquired may increase or decrease in value; (ix) you have been advised the risks associated with your participation in the offer as described in “Certain Risks of Participating in the Offer” contained in the Offer to Exchange; and (x) no claim or entitlement to compensation or damages arises from diminution in value of any deferred stock units you may receive as a result of participating in the offer and you irrevocably release Boston Scientific and its subsidiaries and affiliates from any such claim that may arise.
     10. Tax Liability. Regardless of any action that Boston Scientific, its subsidiaries or its affiliates take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding obligations (“tax obligations”), you acknowledge that the ultimate liability for all tax obligations legally due by you is and remains your sole responsibility and that Boston Scientific, its subsidiaries and its affiliates (i) make no representations or undertakings regarding the treatment of any tax obligations in connection with any aspect of the cancelation of eligible options or the grant of deferred stock units, the vesting of deferred stock units and delivery of shares of common stock pursuant to the deferred stock units, the subsequent sale of shares of Boston Scientific common stock acquired pursuant to the deferred stock units and the receipt of any dividends; and (ii) do not commit to structure the terms of the offer, including cancelation of the eligible options and/or the grant of deferred stock units, to reduce or eliminate your liability for tax obligations.
You agree to pay or make adequate arrangements satisfactory to Boston Scientific, its subsidiaries and its affiliates to satisfy all withholding obligations of Boston Scientific, its subsidiaries and its affiliates for your tax obligations. In this regard, you authorize Boston Scientific, its subsidiaries and its affiliates, at their discretion and if permissible under local law, to satisfy their obligation to withhold the tax obligations legally payable by you by one or a combination of the following: (i) by withholding from the shares of Boston Scientific common stock otherwise deliverable to you a number of shares that does not exceed by more than a fractional share the amount necessary to satisfy the minimum withholding amount for your tax obligations, (ii) by selling or arranging for the sale on your behalf of a whole number shares of Boston Scientific common stock that you acquire pursuant to your deferred stock units which is sufficient, after deduction of sale commissions and fees, to satisfy minimum withholding amount for your tax obligations, or (iii) by withholding from your wages or other cash compensation paid to you by Boston Scientific, its subsidiaries and its affiliates amounts sufficient to satisfy your tax obligations. Finally, you agree to pay to Boston Scientific, its subsidiaries and its affiliates any amount of your tax obligations that Boston Scientific, its subsidiaries and its affiliates may be required to withhold as a result of your participation in the offer that cannot be satisfied by the means previously described. Boston Scientific will have no obligation to deliver shares pursuant to your deferred stock units until your tax obligations have been satisfied.
     11. Electronic Delivery of Documents. Any document relating to participation in the offer or any notice required or permitted by the Offer to Exchange, this Election Form or a Notice of Withdrawal shall be given in writing and shall be deemed effectively given only upon receipt by Mellon. The Offer to Exchange, this Election Form, a Notice of Withdrawal, the Award, the Stock Plans and any other communications to option holders in connection with the offer (collectively, the “documents”) may be delivered to you electronically. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to a Boston Scientific intranet or the Internet site of a third party involved in administering the offer, the delivery of the document via email or such other means of electronic delivery specified by Boston Scientific. By executing this Election Form, you acknowledge that you have read this Instruction and consent to the electronic delivery of the documents. You acknowledge that you may receive from Boston Scientific a paper copy of any documents delivered electronically at no cost to you by contacting Boston Scientific by telephone or in writing using the contact information on the first page of this Election Form. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you have been advised that you must provide Mellon or any designated third party administrator with a paper copy of any documents if you have requested paper copies as approved to completing your election online. You may revoke your consent to the electronic delivery of documents described in this Instruction or may change the electronic mail address to which such documents are to be delivered (if you have provided an electronic mail address) at any time by notifying Boston Scientific of such revoked consent or revised email address by telephone, postal service or electronic mail.
     12. Governing Law and Documents. The Election Form is governed by, and subject to, United States federal and Massachusetts state law, as well as the terms and conditions set forth in the Offer to Exchange. For purposes of litigating any dispute that arises under the Election Form, the parties hereby submit to and consent to the exclusive jurisdiction of Massachusetts and agree that such litigation shall be conducted in the courts of Suffolk County, Massachusetts, or the federal courts for the United States for the District of Massachusetts, where this offer is made and/or to be performed.
     13. Translations. If you have received this or any other document related to the offer translated into a language other than English and if the translated version is different than the English version, the English version will control.

OFFER TO CANCEL CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW DEFERRED STOCK UNITS
DATED MAY 22, 2007
CANCELLATION INSTRUCTIONS – EMPLOYEES IN BELGIUM
To submit an election, you will need to either choose “Exchange” or “Do Not Exchange” with regard to our offer to cancel for each stock option grant listed on the page entitled, “Eligible Options,” which is accessible through this website. After you select “Exchange” or “Do Not Exchange” with regard to our offer, you will also be asked to acknowledge that you have received, read and agreed to the Election Form and Terms and Conditions of Election before you submit your election.
You are not required to elect to cancel options if you do not wish to participate in the offer. However, if you do not make an election before 11:59 p.m., Eastern Daylight Savings Time, on the expiration date, which is currently June 18, 2007, we will interpret this as your election not to participate in the offer, and you will retain all of your outstanding options with their current terms and conditions.
You may return to the website any time before 11:59 p.m., Eastern Daylight Savings Time, on the expiration date to edit your election. If you choose to change an election from “Exchange” to “Do Not Exchange” you will not receive DSUs in cancel for the option grants so marked, rather you will keep your options subject to all the applicable terms and conditions following the cancel. When you make a change to your election to read “Do Not Exchange” your election will be considered withdrawn unless you edit your election before the expiration date of the offer.
Please read all materials carefully. They contain important information on the terms and conditions of our offer.
You do not need to return your stock option agreement(s) in order to effectively elect to accept this offer and cancel your eligible options.
A confirmation of your online election will be generated on the final page of the website. Please print and retain this confirmation page. You may also confirm that your online election has been received by returning to the website any time before the expiration of the offer to review your prior elections or by calling Mellon either in the United States at 800-718-2943 or internationally at 201-680-6670. Mellon Investor Services will electronically confirm receipt of your election within five business days after the completion of the offer. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have properly received your election.
If you think the information regarding your eligible options set forth on the “Eligible Options” page of this website incorrect, or if you have any questions about the offer, please telephone Mellon Investor Services in the United States at 800-718-2943 or internationally at 201-680-6670.

NOTICE OF WITHDRAWAL
OF OPTIONS PREVIOUSLY TENDERED FOR CANCELLATION
EMPLOYEES IN BELGIUM
If you previously elected to cancel eligible options for deferred stock units by submitting an Election Form and you would like to withdraw your election to cancel one or more of your eligible option grants, you must notify us of your withdrawal before 11:59 p.m., Eastern Daylight Savings Time, on the expiration date, which is currently June 18, 2007.
If you wish to notify us of your withdrawal, you must complete, sign, date and return this Notice of Withdrawal so that Mellon Investor Services (“Mellon”) receives it before the expiration date deadline. You must send this entire Notice of Withdrawal via regular mail, overnight courier or hand delivery using the following contact information:
Via Regular Mail, Overnight Courier or Hand Delivery:
Mellon Investor Services
480 Washington Boulevard
attn: Kathleen Tyburczy, AIM# 074-2510
Jersey City, NJ 07310
Your withdrawal will be effective as the date Mellon receives this Notice of Withdrawal by the method described above. While not a condition to your withdrawal, we also ask that you make a copy for your own files. It is your responsibility to ensure that your withdrawal is received by Mellon by the deadline.
Mellon must receive your election to withdraw before 11:59 p.m., Eastern Daylight Savings Time, on June 18, 2007, unless the offer is extended, in which case this Notice of Withdrawal must be received before the extended expiration of the offer.
You may confirm that your documents have been received by calling Mellon in the United States at 800-718-2943 or internationally at 201-680-6670. Mellon intends to electronically confirm receipt of your final decision within five business days after the expiration of the offer. If you do not receive confirmation of our receipt, it is your responsibility to ensure that Mellon properly received your Notice of Withdrawal.
If you have questions regarding the withdrawal of your election, please telephone Mellon in the United States at 800-718-2943 or internationally at 201-680-6670.
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From:

ID:

To: Boston Scientific Corporation.
I previously received the Offer to Exchange dated May 22, 2007, the Election Form, the form of Deferred Stock Unit Agreement (the “Agreement”) and the 2000 Long Term Incentive Plan and 2003 Long Term Incentive Plan, each as amended (the “Stock Plans”). For Belgian tax purposes, I acknowledge and understand that all references to “Exchange” in the various documents and materials related to this offer are intended to reference “Cancel.”
I signed and returned the Election Form, thereby electing to cancel one or more of my eligible option grants for DSUs of Boston Scientific. I now wish to withdraw one or more of my tendered options from the offer. I understand that by signing this Notice of Withdrawal and delivering it pursuant to the procedure described in Part III, Section 5 of the Offer to Exchange and the instructions above, I will be withdrawing my election with respect to all eligible options listed in Annex A. I have indicated my intention to withdraw by checking “Withdraw” and writing my initials. I understand that, alternatively, I may reject the offer with respect to all my eligible options by checking the appropriate box in Annex A.
By withdrawing my election, I understand that I will not receive any deferred stock units for, and will continue to hold, the options withdrawn from the offer, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between Boston Scientific and me.
I understand that if I wish to change this withdrawal of my tendered options and once again accept the offer for any options that I have withdrawn, I must submit a new Election Form prior to the expiration of the offer.
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ANNEX A
NOTICE OF WITHDRAWAL
OF OPTIONS PREVIOUSLY TENDERED FOR CANCELLATION
EMPLOYEES IN BELGIUM

Employee Name:

Employee ID:

IMPORTANT: If you wish to withdraw all of the options you previously elected to cancel, please check the first box below. If you wish to specify the individual option grants that you are withdrawing from the program, please check the second box below and, for each of the options listed below that you wish to withdraw, please mark “Withdraw.” Please write your initials next to each “Withdraw” entry.
☐ I want to withdraw all of the options I previously elected to cancel in the option exchange program. I understand that any previous elections I made will be considered void. I will retain my current stock options with their current terms and conditions.
☐ I want to withdraw from participation in the option exchange program only those options that I have indicated below. I understand that, with respect to the options I am withdrawing, any previous elections I made will be considered void, and I will retain my current stock options with their current terms and conditions. I understand that those options I have not indicated for withdrawal below will continue to participate in the option exchange program.

Number of
	Outstanding	Exchange	Deferred
Grant Number	Stock Options	Ratio	Stock Units	Withdraw	Initials

Employee Signature	Date and Time

Employee Name Printed	Boston Scientific Office in which Employed

Daytime Telephone Number	Email Address